CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
YONGYE INTERNATIONAL, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada:

The undersigned, the Chairman of the Board of Directors (the "Board of Directors") of Yongye International, Inc., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada in accordance with the provisions of Section 78 thereof (hereinafter called the "Company"), DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors on [•], 2011 adopted the following resolution creating a series of [•] shares of preferred stock designated as Series A Convertible Preferred Stock:

WHEREAS, the Company's Articles of Incorporation authorizes 75,000,000 shares of preferred stock, US$0.001 par value per share, issuable from time to time in one or more series (the "Preferred Stock"); and

WHEREAS, the Company's Articles of Incorporation authorizes the Board of Directors to provide by resolution for the issuance of shares of preferred stock in one or more series, and to fix for each such series such preferences, rights and power as may be permitted by the Nevada Revised Statutes.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Articles of Incorporation, the Series A Convertible Preferred Stock of the Company be and hereby are created, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.	Designation and Amount.

The designation of such series of Preferred Stock shall be "Series A Convertible Preferred Stock, US$0.001 par value per share" ("Series A Preferred Stock").  The maximum number of shares of Series A Preferred Stock shall be [•].

Section 2.	Ranking.

The shares of Series A Preferred Stock shall be senior to any shares of the common stock of the Company, par value US$0.001 per share (the "Common Stock"), and each other class or series of capital stock of the Company hereafter created (together with the Common Stock, the "Junior Stock"), in each case as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

Section 3.	Dividends and Distributions.

(A)          Holders of shares of Series A Preferred Stock shall be entitled to receive on each anniversary of the Issuance Date, in preference to any dividend paid on or declared and set aside for any Junior Stock, paid-in-kind dividends in additional shares of Series A Preferred Stock (the "Preferred Dividends") equal to the number of shares of Series A Preferred Stock held by such holders on such anniversary multiplied by an annual dividend rate determined on such anniversary in accordance with the formula set forth below (the "Preferred Dividend Rate"), compounded annually:

Preferred Dividend Rate = 7% - [(VWAP-8.8) x 2 / 310]

where,

"VWAP" means one-year volume weighted average share price of the Company in US$ during the 365-day period immediately prior to the applicable anniversary of the Issuance Date (or the applicable date of determination of the accrued but unpaid Preferred Dividends upon conversion of shares of Series A Preferred Stock), provided, however, that the Preferred Dividend Rate shall not exceed 7% per annum and shall not fall below 3% per annum.

Within three (3) Business Days after each anniversary of the Issuance Date, the Company shall, at the expense of the Company, issue additional shares of Series A Preferred Stock as the Preferred Dividends to each record holder of Series A Preferred Stock on such anniversary, register such issuance in the stock ledger of the Company, deliver to such holder a certificates covering the number of shares of Series A Preferred Stock representing the Preferred Dividends, and take all other actions required to effect the purposes of this Section 3(A).

(B)           If the Company declares, pays or sets apart for payment any dividend or makes any Distribution (as defined below) on any shares of Common Stock, then at the time of such dividend or Distribution the Company shall simultaneously pay a dividend or Distribution on each outstanding share of Series A Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock), calculated on the record date for determination of holders entitled to receive such dividend or Distribution.  No dividend or other Distribution shall be declared or paid on any Junior Stock other than Common Stock.

Section 4.	Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)          The holders of outstanding shares of Series A Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company's By-laws.  On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes, rounded down to the nearest whole number, equal to the number of votes that would be attributable to the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, assuming such conversion took place on the record date for determining the stockholders entitled to vote on such matter (taking into account the limitations on convertibility of the shares of Series A Preferred Stock) and at the higher of (i) the Conversion Price of Series A Preferred Stock in effect on such record date, and (ii) the greater of (x) US$[•] per share, the last closing bid price of the Common Stock on NASDAQ Global Select Market, and (y) US$[•] per share, the book value per share of the Common Stock, in both cases of (x) and (y) immediately prior to the signing and announcement of the Purchase Agreement (the "Agreement Date") (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure).  Except as provided herein or by law, holders of outstanding shares of Series A Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

(B)           At each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of Series A Preferred Stock vote separately as a class shall be entitled to elect one (1) non-executive director of the Board of Directors (the "Investor Director Election Right") so long as [•]1 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure) (the "Minimum Number") or more shares of Series A Preferred Stock are outstanding at such time (such director, an "Investor Director").  So long as the holders of shares of Series A Preferred Stock then outstanding retain at least the Minimum Number of shares required to have the Investor Director Election Right, only the holders of a majority of the shares of Series A Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause such Investor Director, and only the holders of a majority of the shares of Series A Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to otherwise fill any vacancy in the office of such Investor Director occurring for any reason.  Removal of an Investor Director and election of a successor Investor Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series A Preferred Stock then outstanding.  If at any time the holders of the shares of Series A Preferred Stock then outstanding fail to retain the Minimum Number of shares required to give rise to the Investor Director Election Right, then (a) the right of the holders of shares of Series A Preferred Stock to elect such Investor Director shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as an Investor Director by the holders of shares of Series A Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series A Preferred Stock shall have no right to elect or appoint an Investor Director to replace such director.

1	Note to draft: This number should be 25% of the number of Series A Preferred Stock issued to MS at closing.

(C)           So long as MSPEA and its Affiliates collectively hold at least [•]2 shares of Series A Preferred Stock, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting, in which the holders of shares of Series A Preferred Stock vote separately as a class:

(i)           authorize, create, issue or increase the authorized or issued amount of any class or series of stock of the Company or any Equity Securities (as defined below), in each case senior to the Series A Preferred Stock or that would constitute a Material Transaction (as defined below);

(ii)          declare, pay or set apart for payment any dividend or Distribution on the shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any Equity Securities exercisable for or convertible into any shares or Junior Stock whether in cash, obligations or shares of the Company or other property, or permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any shares of Junior Stock or any such Equity Securities;

(iii)         amend the Articles of Incorporation, the By-laws or any other charter documents of the Company or any of its direct or indirect subsidiaries (collectively, the “Group”), in each preceding case, in a manner so as to adversely affect the power, right or privilege of the holders of Series A Preferred Stock, or this Certificate of Designation;

(iv)         authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to any member of the Group;

2	Note to draft: This number should be 25% of the number of Series A Preferred Stock issued to MS at closing.

(v)          reclassify the outstanding securities of any member of the Group in a manner so as to adversely affect the power, right or privilege of the holders of Series A Preferred Stock,

(vi)         enter into any contract, agreement, understanding or other arrangement or take any action that would, directly or indirectly, constitute a Material Transaction; or

(vii)        enter into any contract, agreement, or other arrangement that would, directly or indirectly, preclude or restrict the Company from complying with any of its obligations hereunder.

(D)           Except as set forth herein, in the Articles of Incorporation or required by law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.	Liquidation Preference.

(A)           In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, with respect to each share of Series A Preferred Stock (including those issued as the Preferred Dividends) an amount equal to the greater of (i) the Series A Original Issue Price (as defined below) plus (a) all accrued but unpaid Preferred Dividends multiplied by the Series A Original Issue Price and (b) other declared but unpaid dividends on such share of Series A Preferred Stock, and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such Liquidation (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) (the amount payable to the holders of shares of Series A Preferred Stock pursuant to clause (i) or (ii) of this sentence is hereinafter referred to as the "Series A Liquidation Amount").  If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full liquidation preference (including, with respect to the shares of Series A Preferred Stock, the Series A Liquidation Amount) to which they shall be entitled under this Section 5(A), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  All payments for which this Section 5(A) provides shall be in cash, property (valued at its Fair Market Value as defined below) or a combination thereof; provided, however, that no cash shall be paid to holders of shares of Common Stock or any other Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 5(A).  After payment of the full Series A Liquidation Amount, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.  The "Series A Original Issue Price" shall be US$8.80 per share of Series A Preferred Stock and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure.

(B)           For purposes hereof, any transaction or series of related transactions that constitute (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Group taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company's stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company or (iv) a transaction or series of related transactions following which the Company's stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a "Reorganization Event") shall be deemed to be a Liquidation unless otherwise determined by the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.  Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(C)            Without prejudice to the rights of the holders of shares of Series A Preferred Stock  under Section 4(C)(vi), the Company shall not have the power to effect any transaction constituting a Reorganization Event pursuant to Section 5(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 5(A) above.

(D)           Unless otherwise waived by the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Company shall deliver a written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series A Preferred Stock then outstanding at their respective addresses as the same shall appear on the books of the Company.

Section 6.	Conversion.

The holder of shares of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(A)           Holder's Right to Convert.  At any time after issuance, each holder of any shares of Series A Preferred Stock then outstanding may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the product of (x) the Series A Original Issue Price plus an amount equal to any declared and unpaid dividends on each share of Series A Preferred Stock being converted prior to the Voluntary Conversion Date (as defined below) multiplied by (y) the number of shares of Series A Preferred Stock being converted plus the additional number of accrued but unpaid Preferred Dividends thereon (when calculating the accrued but unpaid Preferred Dividends for the period ending on the Voluntary Conversion Date, "VWAP" applied to the calculation shall be one-year volume weighted average share price of the Company in US$ during the 365-day period immediately prior to the Voluntary Conversion Date), divided by (ii) the Conversion Price (as defined below) then in effect as of the date of the delivery by such holder of its notice of election to convert.

(B)           Mechanics of Voluntary Conversion.  The Voluntary Conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

(i)           Holder's Delivery Requirements.  To convert shares of Series A Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii)           Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within three (3) Business Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before the third (3rd) Business Day), issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder's behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any.  If the Company or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee.  If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(C)           Automatic Conversion.

(i)           On the fifth anniversary of the Issuance Date (the "Mandatory Conversion Date"), each outstanding share of Series A Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the product of (x) the Series A Original Issue Price plus an amount equal to any declared and unpaid cash dividends on a share of Series A Preferred Stock prior to the Mandatory Conversion Date multiplied by (y) one plus the additional number of shares representing accrued but unpaid Preferred Dividend on each share of Series A Preferred Stock, divided by (ii) the Conversion Price of Series A Preferred Stock in effect on the Mandatory Conversion Date.  Any conversion pursuant to this Section 6(C)(i) shall be referred to as an "Automatic Conversion."

(ii)           On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series A Preferred Stock shall represent only the shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the conversion of shares of Series A Preferred Stock pursuant to this Section 6(C), the holders of shares of Series A Preferred Stock shall surrender the certificates representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6(B)(ii)) to the holder within three (3) Business Days of the holder's delivery of the applicable Series A Preferred Stock certificates.

(iii)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock effected by the Automatic Conversion shall be treated for all purposes as the record holder or holders of such shares of  Common Stock on the Mandatory Conversion Date.

(D)           Conversion Price.  The term "Initial Conversion Price" shall mean US$8.80 per share, , subject to adjustment under Section 6(E) hereof (such adjusted conversion price, the "Conversion Price") provided that, for the avoidance of doubt, the Conversion Price shall not be subject to adjustment under Section 6(E)(iv) until after the inclusion of the Company Audited Financial Statements for the fiscal year 2011 in a public filing of the Company with the United States Securities and Exchange Commission (or any successor thereto).

(E)           Adjustments of Conversion Price.

(i)           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased.  For example, a 2:1 stock split shall result in a decrease in the Conversion Price by ½, taking into account all prior adjustments made thereto under this Section 6(E).  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  For example, a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 6(E).  Any adjustments under this Section 6(E)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Dividends and Distributions of Common Stock.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Merger or Reorganization, etc.  If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other reorganization event (collectively, the "Reorganization Adjustment Event") involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 5(B)) in which shares of Common Stock (but not shares of Series A Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(E)(i) or Section 6(E)(ii)), then, following any such Reorganization Adjustment Event, each share of Series A Preferred Stock shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock), in lieu of the shares of Common Stock, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(E) with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(iv)           Adjustment for Cumulative Net Income Guarantee.  Upon conversion of any shares of Series A Preferred Stock, if the Actual Net Income for the period from the fiscal year 2011 (inclusive) to the latest fiscal year with respect to which the Company Audited Financial Statements are available (the "Fiscal Period") is greater than or lower than the Cumulative Net Income Guarantee (as defined below) of the corresponding period, notwithstanding any adjustment of the Conversion Price pursuant to other sub-sections of this Section 6(E) prior to such date, the Conversion Price then in effect shall be adjusted with the Initial Conversion Price adjusted in accordance with the following applicable formulae and such adjusted Initial Conversion Price further adjusted pursuant to other sub-sections of this Section 6(E) for each adjustment that has become effective as of the date of conversion with the adjusted Initial Conversion Price as the then effective Conversion Price for the first of such other adjustments:

(1)           if the Actual Net Income (E2) of the Fiscal Period is lower than the Cumulative Net Income Guarantee (E1) of such period, then P2 = P1 x E2 / E1; and

(2)           if the Actual Net Income (E2) of the Fiscal Period is greater than the Cumulative Net Income Guarantee (E1) of such period, then P2 = P1 + (E2 - E1) / D;

in each case, where,

P1 = the Initial Conversion Price;

P2 = the Conversion Price in effect immediately upon such adjustment;

E1 = the Cumulative Net Income Guarantee of the Fiscal Period; and

E2 = the Actual Net Income of the Fiscal Period; and

D = the Cumulative Adjustment Factor, which is US$3.387 million for the Fiscal Period of 2011, US$8.468 million for the Fiscal Period of 2011 to 2012 (inclusive), US$16.089 million for the Fiscal Period of 2011 to 2013 (inclusive), and US$27.520 million for the Fiscal Period of 2011 to 2014 (inclusive);

provided that:

(v)          any adjustment of the Conversion Price by applying the Cumulative Net Income Guarantee and the Actual Net Income from the fiscal year 2011 (inclusive) to the latest fiscal year with respect to which the Company Audited Financial Statements are available in accordance with this Section 6(E)(iv) (for this purpose, without taking into account any adjustment made pursuant to another clause of this Section 6(E)) shall not result in the Conversion Price exceeding US$15.00 per share (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure);

(x)           notwithstanding any other provision hereof, the number of shares of Common Stock issued upon conversion of all of the shares of Series A Preferred Stock issued under the Purchase Agreement, including those issued as Preferred Dividends thereon, plus any other shares of Common Stock transferred from Full Alliance to holders of Series A Preferred Stock under the Stockholders' Agreement (collectively, the “Total Shares”) shall not exceed 19.99% of the number of shares of Common Stock outstanding on the Agreement Date (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure) (the “Maximum Aggregate Share Amount”);

(y)           if an upward adjustment of the Cumulative Net Income Guarantee is applicable pursuant to Section 8 and the Actual Net Income is lower than the Cumulative Net Income Guarantee (as so adjusted) of the applicable period, then (i) "E1" and "D" applied in the above formula shall be the amount without any such upward adjustment made pursuant to Section 8 and (ii) the Total Shares shall not exceed 19.99% of the number of shares of Common Stock outstanding on the Agreement Date (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure); and
(z)           if the Actual Net Income (E2) of the Fiscal Period is equal to or less than zero, the Conversion Price then in effect shall be adjusted to a price based on which all the shares of Series A Preferred Stock then outstanding would be converted into such number of shares of Common Stock such that the Total Shares equal to 19.99% of the number of shares of Common Stock outstanding on the Agreement Date (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure).

(v)           Adjustment for Anti-Dilution Protection.  If the Company shall at any time issue or sell any shares of Common Stock or Equity Securities (defined below) at a price per share of Common Stock, or in the case other Equity Securities exchangeable or convertible into shares of Common Stock, at a conversion or exercise price for a share of Common Stock (in each case, the "New Issue Price") that is less than the Conversion Price then in effect as of the date of such issuance ("Issue Date") (after any applicable adjustment made pursuant to Section 6(E)(iv), Section 6(E)(i) and Section 6(E)(ii)) (treating the price per share of Common Stock, in the case of the issuance of any Equity Securities, as equal to (x) the sum of the price for such Equity Securities plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Equity Securities divided by (y) the number of shares of Common Stock initially underlying such Equity Securities), other than (aa) issuances or sale for which an adjustment is made pursuant to another clause of this Section 6(E) and (bb) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect (after any applicable adjustment made pursuant to Section 6(E)(iv) as well as any prior adjustment made pursuant to Section 6(E)(i) and (ii)) shall be adjusted to equal the New Issue Price.

(1)
Such adjustment shall be made effective as of the Issue Date of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 6(E) shall be made upon the issuance of Equity Securities, and not upon the issuance of any securities into which the Equity Securities are convertible or exchangeable for which they may be exercised.

(2)
If any Equity Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company.  In case of an issuance for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration.

(vi)           Successive Adjustments; Multiple Adjustments.  After an adjustment is made to the Conversion Price under this Section 6, any subsequent event requiring an adjustment under this Section 6 shall cause an adjustment to such Conversion Price, as so adjusted.

(F)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon shares of conversion of Series A Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, assuming conversion of shares of Series A Preferred Stock.  The Company shall, upon written request of the holder of any such affected shares of Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(G)           Maximum Aggregate Share Amount Not to be Exceeded.  Each holder of shares of Series A Preferred Stock shall be entitled to a portion of the Maximum Aggregate Share Amount in proportion to its Maximum Conversion Factor.  Upon delivery of a Conversion Notice to the Company that would result in such holder exceeding such portion of the Maximum Aggregate Share Amount held by the holder and its Affiliates, the conversion shall be limited to such number of shares of Series A Preferred Stock that will not result in such holder exceeding such portion of the Maximum Aggregate Share Amount.  In the event an Automatic Conversion would result in any holder exceeding such portion of the Maximum Aggregate Share Amount held by the holder and its Affiliates, all the Series A Preferred Stock held by that holder shall be deemed to have been surrendered for automatic conversion into that remaining portion of such holder’s Maximum Conversion Factor, multiplied by the Maximum Aggregate Share Amount without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing those shares of Series A Preferred Stock shall represent only the shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series A Preferred Stock unless certificates evidencing all of such holder’s shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  If any holder has reached such portion of the Maximum Aggregate Share Amount held by the holder and its Affiliates in conversions effected prior to the Mandatory Conversion Date, the Automatic Conversion of any remaining shares of Series A Preferred Stock held by such holder would not be effected, and instead such remaining shares shall be redeemed by the Company at par value on the Mandatory Conversion Date without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent.

(H)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to such holder cash equal to the product of such fraction multiplied by the average of the closing prices of the shares of Common Stock on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or the Mandatory Conversion Date, as applicable.

(I)           Reservation of Common Stock.  The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of Series A Preferred Stock then outstanding.

(J)           Partial Conversion of Series A Preferred Stock.  Conversion of shares of Series A Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date or the Mandatory Conversion Date, as applicable, and such date is referred to herein as the "Conversion Date."  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the shares of Series A Preferred Stock so surrendered.

Section 7.	Redemption.

(A)           If a Material Adverse Event has occurred, which cannot be cured or, if it can be cured but has not been cured within ninety (90) days following the date on which the Company becomes aware of such event, each holder of the then outstanding shares of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem, to the extent there are funds legally available therefor, all or a portion of the shares of Series A Preferred Stock, at the applicable Redemption Price.  The Company shall, within ten (10) Business Days following the date of occurrence of a Material Adverse Event, notify each holder of shares of Series A Preferred Stock in writing of the occurrence of such Material Adverse Event with reasonable details, but each such holder shall have the right to require such redemption whether or not the Company provides such notice.

(B)           If (i) the quotient of the aggregate amount of the Earnings Per Share of any six (6) rolling consecutive quarters commencing from the first quarter of the fiscal year 2010 onwards divided by the aggregate amount of the Earnings Per Share of the corresponding six (6) quarter period one year preceding thereto is less than one hundred and twenty percent (120%), and (ii) the Actual Net Income of any fiscal year from 2011 to 2014 (both inclusive) is lower than the Net Income Threshold of such fiscal year, the Company shall notify each holder of shares of Series A Preferred Stock in writing with reasonable details and each holder of the then outstanding shares of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem, to the extent there are funds legally available therefor, all or a portion of the shares of Series A Preferred Stock, at the applicable Redemption Price, whether or not the Company provides such notice to the holders.

(C)           The redemption right by any holder of shares of Series A Preferred Stock pursuant to Section 7(A) or Section 7(B) shall be exercisable by delivery of written notice to the Company (the "Redemption Request") at least twenty (20) Business Days prior to the proposed date of redemption (the "Redemption Date") set forth in the Redemption Request.   For the avoidance of doubt, the ability to exercise the redemption right by any holder of shares of Series A Preferred Stock shall not be subject to the Company's issuance of a written notice pursuant to Section 7(A) or Section 7(B), as the case may be.  Within five (5) Business Days following the receipt of a Redemption Request from any holder of shares of Series A Preferred Stock, the Company shall notify the other holders of shares of Series A Preferred Stock in writing of its receipt of such Redemption Request, the number of shares of Series A Preferred Stock submitted for redemption and the Redemption Date set forth therein.  The other holders shall have the right to, within five (5) Business Days from the date of such notice from the Company, deliver a written notice to the Company requesting redemption of any shares of Series A Preferred Stock held by it on the same date as the Redemption Date set forth in the first Redemption Request or a later date.  The Company shall redeem all of the shares of Series A Preferred Stock submitted for redemption on the Redemption Date.

(D)           The Company shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(E)           Shares of Series A Preferred Stock to be redeemed on the Redemption Date will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series A Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, all shares of Series A Preferred Stock submitted for redemption will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the Investor Director Election Right, the voting rights as provided in Section 4(C) and the Conversion Rights) as provided herein.

(F)           Any redemption of shares of Series A Preferred Stock pursuant to this Section 7 (such redemption, the "Optional Redemption") shall be payable out of cash, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company.  At the time of the Optional Redemption, the Company shall take all actions required or permitted under Nevada law to permit the Optional Redemption, including, without limitation, borrowing funds, selling assets, distributing available dividends, applying for and obtaining approval for the reduction of capital of the Company or any other member of the Group, or liquidating the Company or any other member of the Group and making liquidation distributions in accordance with Section 5.  To the extent that the Company has insufficient funds to redeem all of the shares of Series A Preferred Stock upon the Optional Redemption, subject to Section 7(E), the Company shall use available funds to pay the Redemption Price for a pro rata portion of such shares of Series A Preferred Stock.

Section 8.	Adjustment of Cumulative Net Income Guarantee, Cumulative Adjustment Factor and Net Income Threshold.

(A)           Adjustment of Cumulative Net Income Guarantee.

(i)           If there is any issuance of Equity Securities or any reduction of the effective per share purchase price of such Equity Securities, other than in connection with an Excluded Transaction (each, a "Future Issuance") by the Company that the holders of a majority of the shares of Series A Preferred Stock then outstanding have not approved in writing, then the Implied Net Income Guarantee (as defined below) for the remaining calendar days of the fiscal year during which the Future Issuance occurs and for all the subsequent fiscal years until 2014 (inclusive) shall be adjusted upward by the Percentage Dilution (as defined below).  The "Implied Net Income Guarantee" means, in respect of a fiscal year, the difference of the Cumulative Net Income Guarantee then in effect for two consecutive Fiscal Periods the latter of which ends with such fiscal year, and in respect of the remaining days of a fiscal year in which the Future Issuance occurs, the product of the Implied Net Income Guarantee of such fiscal year multiplied by a fraction, the numerator of which is the number of the remaining calendar days of such fiscal year following the date of occurrence of the Future Issuance and the denominator of which is 365.

(ii)           As a result of the adjustment of the Implied Net Income Guarantee in accordance with Section 8(A)(i), the Implied Net Income Guarantee for the fiscal year during which the Future Issuance occurs ("M3") shall be adjusted in accordance with the formula set forth below:

M3 = [M1 x T1/365] + [M2 x (365-T1) / 365]

where,

M1 = the Implied Net Income Guarantee for the applicable fiscal year in effect prior to the adjustment by the Percentage Dilution;

T1 = the total number of calendar days from January 1 of the applicable fiscal year to the date on which the Future Issuance takes place (both inclusive); and

M2 = the Implied Net Income Guarantee for the fiscal year in which the Future Issuance occurs, as adjusted upward by the Percentage Dilution.

(iii)          The Cumulative Net Income Guarantee for the Fiscal Period ending in the fiscal year during which the Future Issuance occurs ("M4") shall be adjusted to be the sum of the Cumulative Net Income Guarantee for the fiscal period ending in the immediate preceding fiscal year plus "M3".  The Cumulative Net Income Guarantee for any subsequent Fiscal Period shall be adjusted to be the sum of (i) "M4" and (ii) the aggregate amount of the Implied Net Income Guarantee for the fiscal year(s) following the year in which the Future Issuance occurs until the end of such subsequent fiscal period, as adjusted upward by the Percentage Dilution.  In each case, the Cumulative Adjustment Factor used in the formulae of Section 6(E)(iv) shall be adjusted by multiplying the Cumulative Adjustment Factor before adjustment by a fraction the numerator of which shall be the Cumulative Net Income Guarantee after the adjustment in this Section 8(A) and the denominator shall be the Cumulative Net Income Guarantee before such adjustment.

(B)           Adjustment of Net Income Threshold.

(i)           If there is any Future Issuance by the Company that the holders of a majority of the shares of Series A Preferred Stock then outstanding have not approved in writing, then:

(1)	The Net Income Threshold for the fiscal year during which the Future Issuance occurs ("N3") shall be adjusted in accordance with the formula set forth below:

N3 = [N1 x D / 365] + [N2 x (365-D) / 365]

where,

N1 = the Net Income Threshold for the applicable fiscal year in effect prior to such adjustment;

N2 = the Net Income Threshold for the applicable fiscal year as adjusted upward by the Percentage Dilution; and

D = the total number of calendar days from January 1 of the applicable fiscal year to the date on which the Future Issuance takes place (both inclusive).

(2)	The Net Income Threshold for any subsequent fiscal year shall be adjusted upward by the Percentage Dilution.

(C)           For the purpose of this Section 8, the "Percentage Dilution" means the quotient of (i) the number of shares of Common Stock to be issued in connection with the relevant Future Issuance assuming all the Equity Securities to be issued or sold at such Future Issuance that are convertible into or exercisable or exchangeable for Common Stock have been so converted, exercised or exchanged, divided by (ii) the total number of shares of Common Stock outstanding immediately prior to such Future Issuance assuming all the shares of Common Stock and other Equity Securities convertible into or exercisable or exchangeable for Common Stock have been so converted, exercised or exchanged at the then applicable exercise or conversion price.  An adjustment of the Implied Net Income Guarantee or the Net Income Threshold upward by the Percentage Dilution means multiplying the Implied Net Income Guarantee or the Net Income Threshold, as applicable, by a factor equal to one plus the Percentage Dilution.

(D)           After an adjustment is made to the Cumulative Net Income Guarantee or the Net Income Threshold under this Section 8, any subsequent Future Issuance requiring an adjustment under this Section 8 shall cause another adjustment to such Cumulative Net Income Guarantee or such Net Income Threshold, as so adjusted.

Section 9.	Retirement of Reacquired Shares.

Subject to Section 7(F), any shares of Series A Preferred Stock purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, but may not be reissued as shares of Series A Preferred Stock.

Section 10.	Purchase Right.

If at any time the Company grants, issues or sells any Equity Securities or other property pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Equity Securities or such other property, the aggregate amount of such Equity Securities or such other property which such holder of Series A Preferred Stock could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of its Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Equity Securities or such other property, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Equity Securities or such other property.

Section 11.	Withholding Rights.

The Company shall be entitled to deduct and withhold in respect of any dividends or deemed dividends with respect to the Series A Preferred Stock or any other amounts paid or deemed to be paid by the Company hereunder or under any of the Transaction Documents, taking into account the agreements of the parties under Sections 9.2 and 9.3 of the Purchase Agreement, such amounts as the Company reasonably determines are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service, or any provision of state, local, provincial or foreign tax law; provided that the person or entity with respect to whom such deduction or withholding would occur shall be entitled to provide the Company with such forms or other documents as may be required in order to claim a reduction of any such deduction or withholding under the applicable tax law.  To the extent that any such amounts are so withheld, all appropriate and available evidence of such deduction and withholding, including any receipts or forms required in order for the person or entity with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate taxing authority as being for its account with the appropriate taxing authority, shall be delivered to the person or entity with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the person or entity otherwise entitled to the amounts in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, such person or entity, at its option, shall be entitled to reimburse the Company in cash for any such amounts required to be deducted and withheld prior to the time when the amounts subject to any such deduction or withholding are paid or are considered to be paid by the Company under the applicable tax law.

Section 12.	Lost or Stolen Certificates.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of such shares of Series A Preferred Stock to the Company in customary form and, in the case of mutilation, upon surrender and cancellation such certificates, the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue certificates of such shares of Series A Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into shares of Common Stock.

Section 13.	Injunctive Relief.

  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of shares of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 14.	Failure or Indulgence Not Waiver.

 No failure or delay on the part of a holder of shares of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 15.	Transfer of Shares.

 A holder of shares of Series A Preferred Stock may assign some or all of the shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws and the assignee  is not principally engaged in the Covered Business in the People’s Republic of China unless otherwise approved in writing by the Company.

Section 16.	Preferred Share Register.

The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of shares of Series A Preferred Stock), a register for Series A Preferred Stock, in which the Company shall record the name and address of the persons in whose name Series A Preferred Stock have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 17.	Stockholder Matters.

Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable stock market, the Nevada Revised Statutes, this Certificate of Designation or otherwise with respect to the issuance of shares of Series A Preferred Stock or the common stock Series A Preferred Stock may convert into may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the applicable stock market and the Nevada Revised Statutes.  This provision is intended to comply with the applicable sections of the Nevada Revised Statutes permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

Section 18.	Definitions.

"Actual Net Income" means, in respect of any fiscal year or quarter, the consolidated net income of the Group for such fiscal year or quarter (as applicable), after all charges and provisions for Taxes and minority interests and adjusted to exclude all Excluded Items, as audited (for fiscal years) or reviewed (for fiscal quarters) by the Auditor in accordance with US GAAP based upon the Company Audited Financial Statements for the relevant fiscal year or based upon the consolidated balance sheet, the consolidated statements of income and the consolidated statements of cash flow of the Company for the relevant quarter ended and as of the last day of such quarter (as the case may be).

"Affiliate" of a Person (the "Subject Person") means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person.

"Auditor" means the independent financial auditor of the Company, which, at any time, shall be a Big 4 Accounting Firm selected by the Company; provided that to the extent that a Big 4 Accounting Firm is not available, the Auditor shall be the independent auditor of the Company selected by the Company and the holders of a majority of shares of Series A Preferred Stock then outstanding.

"Big 4 Accounting Firm" means KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young or their PRC-domiciled affiliates.

"Business Day" means any day except Saturday, Sunday and any day which shall be a United States federal or People’s Republic of China national legal holiday or a day on which banking institutions in the State of New York or in the People's Republic of China are authorized or required by law or other governmental action to close.

"Company Audited Financial Statements" for any fiscal year means the audited consolidated balance sheet, the audited consolidated statements of income and the audited consolidated statements of cash flows of the Company for such fiscal year, in each case audited by the Auditor in accordance with US GAAP.

“Company Charter Documents” means Articles of Incorporation and the By-laws of the Company, as amended from time to time.

"Control" of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

"Conversion Price" has the meaning defined in Section 6(D).

“Covered Business” means (a) development, manufacture and sale of fertilizer, plant nutrient and animal nutrient/medicine, and (b) distribution of seeds, pesticide, fertilizer,  nutrient and other products that may be reasonably expected to be sold in agriculture retail stores.

"Cumulative Adjustment Factor" has the meaning defined for D in Section 6(E)(iv).

"Cumulative Net Income Guarantee" means US$84 million for the fiscal year 2011, US$210 million cumulatively for the fiscal years 2011 and 2012, US$399 million cumulatively for the fiscal years 2011, 2012 and 2013, and US$682.5 million cumulatively for the fiscal years 2011, 2012, 2013 and 2014, in each case subject to adjustment pursuant to Section 8.

"Distribution" means the transfer of cash or other property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company for cash or property other than the redemption of the shares of Series A Preferred Stock provided in Section 7.

"Earnings Per Share" in respect of any quarter means the quotient of the Actual Net Income of such quarter divided by the total number of shares of Common Stock outstanding as of the last day of such quarter assuming all shares of Series A Preferred Stock and other Equity Securities convertible into or exercisable or exchangeable for Common Stock have been so converted, exercised or exchanged.

"Equity Securities" means with respect to any entity, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such person).  Unless the context otherwise requires, any reference to "Equity Securities" refers to the Equity Securities of the Company.

"Excluded Items" means (i) all extraordinary and non-recurring gains or losses, such as those from changes in the fair value of warrants and share-based compensations and options, restricted stock and Equity Securities as described in items (i) and (ii) of the definition of Excluded Transaction, amortization and write-down of the Hebei Customer List, and cash and non-cash expenses and losses as a result of the issuance of shares of Series A Preferred Stock, (ii) all gains or profits derived from any business operation other than the Principal Business of the Group and (iii) 50% of the total costs incurred for the maintenance of the directors' and officers' indemnity insurance in accordance with the Purchase Agreement in respect of fiscal year 2011 and fiscal year 2012.

"Excluded Transaction" means (i) any issuance of options to purchase Common Stock (and the Common Stock issued upon the exercise of such options) or restricted stock which may be issued pursuant to any broad-based employee incentive plan adopted or arrangement approved by the remuneration committee of the Board of Directors, (ii) any issuance of Equity Securities approved by the holders of shares of Series A Preferred Stock  pursuant to Section 4(C) of this Certificate of Designation, or (iii) any issuance of Common Stock upon the conversion, exercise or exchange of any outstanding Equity Securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Series A Preferred Stock).

"Fair Market Value" of any property in connection with any given transaction means:

(i)           if it is a security listed on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)           if it is a security actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii)          if there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Board of Directors; provided, that if a majority of the holders of shares of Series A Preferred Stock then outstanding disagree with such determination, such fair market value shall be determined by a nationally recognized independent investment banking firm selected by such holders, and reasonably acceptable to the Board of Directors; provided, further, that the determination of such investment banking firm shall be binding upon the parties hereto and the cost thereof shall be borne by the Company.

"Fiscal Period" has the meaning defined in Section 6(E)(iv).

"fiscal year" means the fiscal year of the Company, which ends on December 31 of each calendar year.

"Full Alliance" means Full Alliance International Limited.

"Hebei Customer List" means the intangible asset which the Company purchased from its former Hebei distributor in July 2010.

"Initial Conversion Price" has the meaning defined in Section 6(D).

"Issuance Date" means [insert date], the date of original issuance of Series A Preferred Stock.

“Key Provisions” means Section 8 (Covenants) of the Purchase Agreement; Section 2 (Restrictions on Transfer of Shares) and Section 3.1 (Share Adjustment) of the Stockholders' Agreement; and Section 3 (Dividends and Distributions), Section 4 (Voting Rights), Section 5 (Liquidation Preference), Section 6 (Conversion) and Section 8 (Adjustment of Cumulative Net Income Guarantee, Cumulative Adjustment Factor and Net Income Threshold) of this Certificate of Designation.

"Material Adverse Event" means any of the following events: (a) a material breach by any of the Company and Full Alliance of any of the Key Provisions of the Transaction Documents, which breach gives rise to a material adverse effect on the Company or which materially diminishes the value of the Series A Preferred Stock, (b) the failure of filing the Company's Annual Reports and Quarterly Reports on Form 10-K or 10-Q within the time period required under the U.S. securities regulations, including any extension period under Rule 12b-25 of the Securities Act of 1933, as amended, (c) the failure of obtaining the exploration rights (探矿权) without any additional material consideration pursuant to Section 8.28 of the Purchase Agreement, following which the Company fails to recover all the proceeds for the original purchase of such mining rights, being RMB240 million, on or prior to June 30, 2012, and (d) Mr. Wu Zishen ceases to be the CEO or ceases to be engaged or to perform duties on a full-time basis in that capacity prior to December 31, 2014, unless his cessation of duties results from his death, disability or incapacity, is approved by the holders of a majority of the shares of Series A Preferred Stock then outstanding, or results from events beyond the control of Full Alliance and the Company.

"Material Transaction" means any of the following transactions or actions: (a) change of business scope or change of the business model (other than integration of or expansion into agriculture-related distribution channel and products); (b) enter into any transaction or a series of transactions with any Related Party (as defined in the Purchase Agreement) in an amount exceeding US$100,000; (c) sale, transfer, license or other disposition of material trademarks, material patents or other material intellectual property rights owned by any Group member; (d) any merger and acquisition transaction or a series of such related transactions by any Group member, the aggregate consideration of which exceeds US$3,000,000, or any capital expenditure by any Group member in an amount exceeding US$2,000,000, other than for the purpose of integration of or expansion into agriculture-related distribution channel and products; (e) incurrence of any liability by any Group member (other than any loan borrowed for its working capital need in the ordinary course of its business) or provision of guarantee or warranty to any third party that is not a Group member or other acts by any Group member which may result in contingent liabilities, in each case with an aggregate amount exceeding US$3,000,000; (f) sale of assets of the Group with a value in excess of US$1,000,000 (other than in the ordinary course of business of the Group consistent with past practice) or sale of any equity interest in any subsidiary; (g) incorporation of any non-wholly-owned subsidiary in which the Company directly or indirectly owns less than 95% equity interest, or change the ownership in any subsidiary such that the Company would directly or indirectly own less than 95% equity interest post transaction, in each case outside the business scope of any Group member, other than integration of or expansion into agriculture-related distribution channel and products; (h) issuance of any Equity Securities by any Group member including common shares, convertible instruments, warrants and options, other than (x) for the purpose of integration of or expansion into agriculture-related distribution channel and products or (y) issuance of shares and warrants under any management equity incentive plans approved by the remuneration committee of the Board of Directors; and (i) change of auditor and material change of accounting policies of any Group member.

“Maximum Conversion Factor” means, (a) in the case of each initial purchaser of Series A Preferred Stock pursuant to the Purchase Agreement, the quotient obtained by dividing (i) the number of shares purchased by such initial purchaser, by (ii) the aggregate number of shares purchased by all such initial purchasers, less any percentage transferred by such initial purchaser as described in clause (b) below from time to time, and (b) in the case of any transferee of any such initial purchaser or transferee of such transferee, the percentage amount agreed to in the agreement (including any subsequent amendment) between such initial purchaser and any transferee thereof or between such transferee and its transferee regarding the allocation of any portion of the unused Maximum Conversion Factor held by the relevant transferor at the time of such transfer, as notified by the transferor to the Company in writing from time to time.

"MSPEA" means MSPEA Agriculture Holding Limited, a limited liability company incorporated and existing under the laws of the Cayman Islands.

"Net Income Threshold" means US$75 million for the fiscal year 2011, US$101 million for the fiscal year 2012, US$121 million for the fiscal year 2013 and US$145 million for the fiscal year 2014, in each case subject to adjustment pursuant to Section 8.

"Person" means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

"Principal Business" means (a) the development, manufacture and sale of fertilizer, plant nutrient and animal nutrient/medicine and (b) the distribution of seeds, pesticide, fertilizer, nutrient and other products that may be reasonably expected to be sold in agriculture retail stores.

"Purchase Agreement" means the Securities Purchase Agreement entered into on [•], 2011 for the issuance of Series A Preferred Stock.

"Redemption Price" means, in respect of the Optional Redemption pursuant to Section 7(A), a price equal to the amount that would yield a Total Internal Rate of Return in US$ of 30% on the subscription price paid to the Company for the purchase of Series A Preferred Stock submitted for redemption, and in respect of the Optional Redemption pursuant to Section 7(B), a price equal to the amount that would yield a Total Internal Rate of Return in US$ of 20% on the subscription price paid to the Company for the purchase of Series A Preferred Stock submitted for redemption.

"Registration Right Agreement" means the Registration Rights Agreement, dated [•], by and between the Company and MSPEA.

"Relative" of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, first cousin, uncle, aunt, nephew or niece of such person or in-laws of such person of the same relation.

"Share Pledge" means the Pledge Agreement, dated [•], by and between MSPEA and Full Alliance.

"Stockholders' Agreement" means the Stockholders' Agreement, dated [•], by and between MSPEA and Full Alliance.

"Tax" means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the People's Republic of China, the United States or elsewhere and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

"Total Internal Rate of Return" means, in respect of any Equity Securities held by the holder thereof, the annual rate based on a 365-day period used to discount each cash flow in respect of such Equity Securities (such cash flow to include subscription or purchase consideration, cash dividends and other cash distributions received, and cash received from sale or redemption of shares) to the original issuance date of such Equity Securities such that the present value of the aggregate cash flow equals zero.  In connection with any calculation required hereunder, the Total Internal Rate of Return will be calculated with reference to the period from the Issuance Date to the date on which the relevant payment is made in full.

“Transaction Documents” means the Purchase Agreement, the Stockholders’ Agreement, the Share Pledge, this Certificate of Designation, the Registration Right Agreement and amendments to the Company Charter Documents, if applicable.

"US GAAP" means the generally accepted accounting principles as applied in the United States of America.

[Signature Page Follows]

 IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true under the penalties of perjury this [•] day of [•], 2011.

Name:
Title:

EXHIBIT A

YONGYE INTERNATIONAL, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Yongye International, Inc. (the "Certificate of Designation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, each with a par value of $0.001 per share (the "Preferred Shares"), of Yongye International, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $[•] per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:
By:
Name:
Title:
Dated: